Exhibit 4.15

Execution version

Dated 12 March 2026

ZODIA CUSTODY (IRELAND) LIMITED

and

COINSHARES XBT PROVIDER AB (publ)

and

COINSHARES (JERSEY) LIMITED

and

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

and

COINSHARES CAPITAL MARKETS (JERSEY) LIMITED
as Determination Agent

and

COINSHARES CAPITAL MARKETS (JERSEY) LIMITED
as Staking Agent

and

ZODIA CUSTODY (EUROPE) S.A.

__________________________________________

NOVATION AGREEMENT

RELATING TO A

CRYPTOCURRENCY CUSTODY AGREEMENT

DATED 15 MAY 2025

__________________________________________

Table of Contents

1.	Interpretation	2
2.	Effectiveness	3
3.	Release and Discharge	3
4.	Public/Private Keys	4
5.	Termination of Trust	4
6.	Representations of Zodia Ireland and Zodia Luxembourg	4
7.	Acknowledgment of Security	4
8.	Notices	4
9.	General	5
10.	Governing Law and Jurisdiction	5

i

THIS AGREEMENT is made as a Deed the 12th day of March 2026

BETWEEN

(1)	ZODIA CUSTODY (IRELAND) LIMITED, a private company limited by shares incorporated under the laws of Ireland with entity number 701983 whose registered address is at 27 Fitzwilliam Street Upper, Dublin, Ireland, D02 TP23 (“Zodia Ireland”);

(2)	COINSHARES XBT PROVIDER AB (publ), a company incorporated under the laws of Sweden (with registered number 559001-3313), whose registered address is Artillerigatan 6, 114 51 Stockholm, Sweden (the “Company” or the “Client”);

(3)	COINSHARES (JERSEY) LIMITED, a company incorporated under the laws of Jersey, Channel Islands (registered number 102184) having its registered address at 2nd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (the “Programme Manager”);

(4)	THE LAW DEBENTURE TRUST CORPORATION P.L.C., a company incorporated under the laws of England and Wales with company number 01675231, with a registered office address of 8th Floor,100 Bishopsgate, London EC2N 4AG, England (the “Trustee”), which expression shall, wherever the context so admits, include such company and all other persons or companies for the time being the trustee or trustees of the Trust Instrument (as defined below) as trustee for the Security Holders (as defined in the Trust Instrument);

(5)	COINSHARES CAPITAL MARKETS (JERSEY) LIMITED, a company incorporated under the laws of Jersey with registered number 122384, whose registered office is 2 Hill Street, St Helier, Jersey, JE2 4UA, Channel Islands as determination agent (the “Determination Agent”, which expression shall include any successor determination agent appointed under the Determination Agency Agreement);

(6)	COINSHARES CAPITAL MARKETS (JERSEY) LIMITED, a company incorporated under the laws of Jersey with registered number 122384, whose registered office is 2 Hill Street, St Helier, Jersey, JE2 4UA, Channel Islands as staking agent (the “Staking Agent”, which expression shall include any successor staking agent appointed under the Staking Agency Agreement (as defined below)); and

(7)	ZODIA CUSTODY (EUROPE) S.A., a private limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B289268 (“Zodia Luxembourg” or the “Custodian”).

INTRODUCTION:

(A)	The Company and the Trustee have entered into a Trust Instrument (as amended the “Trust Instrument”) dated 25 April 2025 pursuant to which the Issuer created classes of Digital Securities and Trustee has agreed to act as trustee for the Security Holders of the Digital Securities pursuant to the Trust Instrument.

(B)	The parties hereto other than Zodia Luxembourg entered into a CryptoCurrency Custody Agreement (the “Zodia Ireland Custody Agreement”) dated 15 May 2025 (replacing an agreement dated 25 April 2025 between the same parties and on the same terms) under which the Company and Zodia Ireland agreed that the Secured Wallets would be established by the Zodia Ireland for Zodia Ireland to hold Digital Currency as trustee for the benefit of the Company and that the Company would have the sole right to give Instructions for the making of withdrawals out of the Secured Wallets.

(C)	As security for the Company’s obligations to the Security Holders in respect of the Digital Securities of each class, the Company has granted to the Trustee (for itself and as trustee for the Security Holders of that class) certain security over the Company’s assets, including a floating charge over the Company’s rights in relation to the Digital Currency held in the Secured Wallets to the extent that the same relates to such class and an assignment by way of security of the Company’s rights in relation to the Zodia Ireland Custody Agreement to the extent that the same relates to such class.

(D)	Pursuant to a Staking Agency Agreement (the “Staking Agency Agreement”) dated 25 April 2025 made between the Company, the Trustee, the Staking Agent and the Determination Agent, the Staking Agent was appointed as Staking Agent in respect of each Staking Class with duties inter alia to appoint a person, firm or other entity approved by the Issuer to act as validator and to determine from time to time the amount of any Digital Currency to be applied for Staking.

(E)	Pursuant to Clause 15.13 of the Zodia Ireland Custody Agreement, the Company, the Programme Manager, the Determination Agent, the Staking Agent and Zodia Ireland acknowledged and agreed that as soon as reasonably practicable after the Commission de Surveillance du Secteur Financier in Luxembourg (“CSSF”) issues to Zodia Luxembourg a crypto asset service provider (“CASP”) licence as per Regulation 2023/1114/EU (“MiCAR”) on Markets in Crypto-Assets, they will in good faith and acting reasonably take all steps that are necessary to novate the Zodia Ireland Custody Agreement so that Zodia Luxembourg assumes the responsibilities, obligations and benefits of the Custodian under the Zodia Ireland Custody Agreement.

(F)	The parties hereto have agreed to enter into this Agreement accordingly.

IT IS AGREED AS FOLLOWS

1.	Interpretation

1.1.	Definitions: Words and expressions used in this Agreement bear the same meanings as where used in the Zodia Ireland Custody Agreement, unless otherwise defined herein. In addition, in this Agreement, unless there is anything in the subject or context inconsistent therewith the following expressions shall have the following meanings:

“Conditions Precedent” means the conditions set out in Clause 2.2;

“Effective Date” ” means such Issuer Business Day as the Company may determine and notify to Zodia Ireland, Zodia Luxembourg and the Trustee, being not earlier than the date on which all Conditions Precedent have been satisfied or waived;

“Effective Time” means the time specified as such in the notice referred to in Clause 2.3; and

“Zodia Luxembourg Custody Agreement” means the form of CryptoCurrency Custody Agreement expressed to be made between the parties hereto other than Zodia Ireland in the form attached as Schedule 1 hereto.

1.2.	Headings

The headings in this Agreement do not affect its interpretation.

1.3.	Singular and plural

References to the singular include the plural and vice versa.

2.	Effectiveness

2.1.	Novation, Amendment and Restatement

The Zodia Ireland Custody Agreement will apply as amended and restated in the form of the Zodia Luxembourg Custody Agreement with effect from the Effective Time.

With effect from the Effective Time each of the Company, the Trustee, the Programme Manager, the Determination Agent, the Staking Agent and Zodia Luxembourg shall (subject as provided in this Clause 2.1 and Clause 3) be bound by the terms and assume the benefits of the Zodia Luxembourg Custody Agreement in every way as if Zodia Luxembourg were the original party to it in place of Zodia Ireland.

With effect from the Effective Time each of the Company, the Trustee, the Programme Manager, the Determination Agent, the Staking Agent and Zodia Luxembourg shall (subject as provide in this Clause 2.1 and Clause 3) have the right to enforce the Zodia Ireland Custody Agreement (as amended and restated as the Zodia Luxembourg Custody Agreement) and pursue any claims and demands under it against the other with respect to matters arising before, on or after the Effective Time, as if Zodia Luxembourg were the original party to the Zodia Ireland Custody Agreement instead of Zodia Ireland

With effect from the Effective Time, Zodia Ireland transfers to Zodia Luxembourg its rights under the Zodia Ireland Custody Agreement as amended and restated by this Clause.

2.2.	Conditions Precedent

The Conditions Precedent are:

(a)	Zodia Luxembourg shall have delivered to the Company and the Trustee by no later than midnight on the date of this Agreement or such later date and/or time as the Company may agree an opinion from Simmons & Simmons Luxembourg LLP in the agreed form; and

(b)	the Swedish Financial Supervisory Authority shall have approved a supplementary prospectus to the Prospectus giving details of Zodia Luxembourg and the same shall have been published in accordance with the EU Prospectus Regulation, provided that for the purposes of the definition of “Effective Date” the conditions in this Clause 2.2 shall be deemed satisfied or waived upon signature by the Company of an acknowledgement to that effect.

2.3.	Notice

Following satisfaction or waiver of the Conditions Precedent the Company shall give notice specifying the Effective Time to Zodia Ireland, Zodia Luxembourg and the Trustee in accordance with Clause 8.

3.	Release and Discharge

The Company, the Trustee, the Programme Manager, the Determination Agent, the Staking Agent and Zodia Ireland are each released and discharged from further obligations to each other with respect to the Zodia Ireland Custody Agreement and their respective rights against each other thereunder are cancelled.

Any rights, liabilities or obligations of the Company, the Trustee, the Programme Manager, the Determination Agent or the Staking Agent to Zodia Ireland and any rights, liabilities or obligations of Zodia Ireland to the Company, the Trustee, the Programme Manager, the Determination Agent or the Staking Agent with respect to payments or other obligations due and payable or due to be performed at or prior to the Effective Time, shall be assumed towards or by (as the case may be) Zodia Luxembourg in place of Zodia Ireland provided that in the case of any claim by any of the Company, the Trustee, the Programme Manager, the Determination Agent or the Staking Agent for negligence or fraud, arising at or before the Effective Time, such party may claim in respect of such negligence or fraud against either Zodia Ireland in accordance with the terms of the Zodia Ireland Custody Agreement or against Zodia Luxembourg in accordance with the terms of the Zodia Luxembourg Custody Agreement.

4.	Public/Private Keys

Zodia Ireland shall immediately following the Effective Time deliver to Zodia Luxembourg ownership of each Public/Private Key Pair owned by it pursuant to the terms of the Zodia Ireland Custody Agreement which shall be held by Zodia Luxembourg as Public/Private Key Pairs pursuant to the terms of the Zodia Luxembourg Custody Agreement.

5.	Termination of Trust

This Novation Agreement is executed and delivered as a deed of termination and takes effect at the Effective Date and shall operate to terminate the trust that was created under English law and constituted under Clause 3.1 of the Zodia Ireland Custody Agreement.

6.	Representations of Zodia Ireland and Zodia Luxembourg

Each of Zodia Ireland and Zodia Luxembourg represents and warrants to the Company, the Trustee and the Programme Manager as at the Effective Date:

(i)	the CSSF has granted to Zodia Luxembourg a CASP licence in accordance with MiCAR and such MiCAR licence remains in force; and

(ii)	the contents of Schedule 2 (Zodia Custody Ireland -Zodia Custody Europe Summary) are true and accurate in all material respects.

7.	Acknowledgment of Security

Zodia Luxembourg acknowledges that, pursuant to the Security Deed, the Company has assigned to the Trustee for the benefit of itself and the Security Holders (as defined in the Security Deed) in respect of the Digital Securities of each class by way of security all its present and future rights, title and interest in this Agreement and the Zodia Luxembourg Custody Agreement to the extent that the same relates to such class.

8.	Notices

Notices to Zodia Ireland pursuant to this Agreement shall be given in accordance with Clause 14 of the Zodia Ireland Custody Agreement. All other notices pursuant to this Agreement shall be given in accordance with Clause 14 of the Zodia Luxembourg Custody Agreement.

9.	General

9.1.	Amendments

Any amendment to this Agreement must be agreed in writing and be signed by all Parties. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

9.2.	Entire agreement

This document represents the entire agreement between the Parties in respect of its subject matter, and excludes any prior agreements or representations save for any made with fraudulent intent.

9.3.	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

10.	Governing Law and Jurisdiction

10.1.	Governing law

This Agreement is governed by, and will be construed in accordance with, English law.

10.2.	Jurisdiction

The Parties agree that the English courts are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement (together referred to as “Proceedings”) may be brought in the courts of England. For these purposes the Company and the Custodian irrevocably submit to the non-exclusive jurisdiction of the English courts and further irrevocably and unconditionally agree that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

IN WITNESS whereof this Agreement has been executed as a deed by the Parties and delivered and entered into the day and year first above written:

EXECUTED AND DELIVERED as a deed by	)
ZODIA CUSTODY (IRELAND) LIMITED	)
acting by:	)

/s/ Julian Sawyer	Director

/s/ Stephen Bearkpark	Director

EXECUTED AND DELIVERED as a deed by	)
COINSHARES XBT PROVIDER AB (publ))
acting by:	)

/s/ Charles Butler	Director

EXECUTED AND DELIVERED as a deed by	)
COINSHARES (JERSEY) LIMITED	)
acting by:	)

/s/ Luc Guillou	Director

EXECUTED AND DELIVERED as a deed by	)
THE LAW DEBENTURE TRUST	)
CORPORATION p.l.c.	)
acting by:	)

/s/	Director

/s/	representing Law Debenture Corporate
Services Limited, Secretary

EXECUTED AND DELIVERED as a deed by	)
COINSHARES CAPITAL MARKETS (JERSEY))
LIMITED (as Determination Agent))
acting by:	)

/s/ Jeri-Lea Brown	Director

EXECUTED AND DELIVERED as a deed by	)
COINSHARES CAPITAL MARKETS (JERSEY))
LIMITED (as Staking Agent))
acting by:	)

/s/ Jeri-Lea Brown	Director

EXECUTED AND DELIVERED as a deed by	)
ZODIA CUSTODY (EUROPE) S.A.	)
acting by:	)

/s/ Ami Nagata	Director

/s/ Julian Sawyer	Director

Schedule 1

Amended and Restated CryptoCurrency Custody Agreement

Schedule 2

Zodia Custody Ireland -Zodia Custody Europe Summary